UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Southeastern Bank Financial Corporation

(Name of Registrant as Specified In Its Charter)

Southeastern Bank Financial Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHEASTERN BANK FINANCIAL CORPORATION

3530 Wheeler Road

Augusta, Georgia 30909

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 25, 2007

TO THE SHAREHOLDERS OF SOUTHEASTERN BANK FINANCIAL CORPORATION:

You are hereby notified that the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia on April 25, 2007, at 4:00 p.m., Eastern time for the following purposes:

1.	To elect nine directors to serve for a term ending on the date of the 2008 Annual Meeting of Shareholders or until their respective successors shall have been elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or an adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 20, 2007 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Ronald L. Thigpen Assistant Corporate Secretary

Augusta, Georgia

March 23, 2007

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON. YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS.

SOUTHEASTERN BANK FINANCIAL CORPORATION

3530 Wheeler Road

Augusta, Georgia 30909

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 25, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation (the “Company”) to be held on April 25, 2007, at 4:00 p.m., Eastern Time and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The accompanying proxy is solicited by the Board of Directors of the Company. The Meeting will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia, 30901. This Proxy Statement and the accompanying Form of Proxy were first mailed to shareholders on or about March 23, 2007. The Company’s 2006 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2006 accompany this Proxy Statement.

VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

The Company has fixed March 20, 2007, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Meeting. The Company’s only class of stock is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote approximately 5,432,514 shares of Common Stock held by approximately 542 shareholders of record and 378 beneficial owners, with each share being entitled to one vote. There are no cumulative voting rights. The approval of each proposal set forth in this Proxy Statement requires that a quorum be present at the Meeting. Shares representing a majority of the votes entitled to be cast at the meeting will constitute a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold in certain cases), will be counted.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes for the same seat on the Board.

Any other proposal that is properly brought before the Meeting generally requires approval by the holders of a majority of the shares of Common Stock entitled to vote at the Meeting. With respect to such proposals, abstentions will be counted but broker non-votes will not be counted for purposes of determining the presence of a quorum. Both abstentions and broker non-votes will be counted as votes against such proposals for purposes of determining whether such proposal has received sufficient votes for approval.

All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all nominees listed below under “ELECTION OF DIRECTORS” and in the discretion of the persons appointed as proxies with respect to any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed proxy bearing a later date to the Company, or by attending the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows:

Southeastern Bank Financial Corporation, 3530 Wheeler Road, Augusta, Georgia, 30909, Attention: Ronald L. Thigpen, Executive Vice President.

The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians, and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock held in their names.

PROPOSAL I

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year and continuing thereafter until his or her successor has been elected and has qualified. The Board has established 9 as the number of persons to constitute the Board of Directors for the coming year, and has nominated the following persons to serve for one year and until their successors are elected and qualified:

Name	Age	Position with the Company	Position(s) with the Bank and Thrift (1)
William J. Badger	56	Director	Director of the Bank

R. Daniel Blanton	56	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director of the Bank and of the Thrift

Warren A. Daniel	58	Director	Director of the Bank

Edward G. Meybohm	63	Vice Chairman and Director	Chairman of the Board and Director of the Bank

Robert W. Pollard, Jr.	56	Chairman of the Board, and Director	Vice Chairman and Director of the Bank

Larry S. Prather, Sr.	67	Director	Director of the Bank

Randolph R. Smith, M.D.	62	Secretary and Director	Secretary and Director of the Bank

Ronald L. Thigpen	55	Executive Vice President, Chief Operating Officer and Director	Executive Vice President, Chief Operating Officer Chairman and Director of the Bank and of the Thrift

John W. Trulock, Jr.	61	Director	Director of the Bank

(1) Georgia Bank & Trust Company of Augusta, the Company’s commercial banking subsidiary (the “Bank”) and Southern Bank & Trust (the “Thrift”).

Each of the nominees is currently a director of the Company, and has been nominated by the Board to serve for an additional term. When properly executed and returned, the enclosed Form of Proxy will be voted as specified thereon. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as the Company’s existing Board of Directors may recommend.

The board of directors recommends a vote “FOR” the election of the nine nominees named above.

DIRECTORS AND EXECUTIVE OFFICERS

No director or executive officer of the Company is related to any other director or executive officer, except that Robert W. Pollard, Jr., Chairman of the Board, is the brother-in-law of R. Daniel Blanton, President and Chief Executive Officer. No director or executive officer currently serves as an officer or director of any financial institution other than the Company, the Bank or the Thrift.

All directors will serve until the next annual meeting of the shareholders of the Company or until their successors are elected and have qualified. Officers of the Company and its subsidiaries serve at the pleasure of their respective Board of Directors.

The following additional information has been supplied by the directors and executive officers listed below.

William J. Badger (56) has been a director of the Company and the Bank since the organization of each (February 1992 and November 1988 respectively) and serves as Chairman of the Bank’s Loan Committee. He has been the President of Howard Lumber Company, a dealer in building materials and supplies, since 1978. He has also served as President of Augusta Sash and Door Sales of Georgia, Inc., a manufacturer of windows, doors, and millwork, since 2000. Mr. Badger received his Bachelor of Business Administration degree from the University of Georgia in 1972. He serves on the Board of The Construction Suppliers Association of Georgia. He currently serves as Senior Warden of Saint Paul’s Church in Augusta. Mr. Badger is a trustee of the Academy of Richmond County.

R. Daniel Blanton (56) has been President and Chief Executive Officer of the Company and the Bank since October 1997. He has been a director of the Company since it was formed and has been a director of the Bank since June 1990. He has been Chairman of the Thrift since its organization in August 2006. Prior to his current position, he held the title of Executive Vice President and Senior Lending Officer of the Bank and was named Chief Operating Officer of the Company and the Bank in November 1995. Mr. Blanton was Vice President of The Bank of Columbia County in Martinez, Georgia from 1987 to 1988. From 1986 to 1987, he was self-employed as a real estate developer. From 1976 to 1986, Mr. Blanton served as Senior Vice President and Senior Lending Officer of Georgia State Bank in Martinez, Georgia. A graduate of Georgia Military College, Mr. Blanton received his Bachelor of Science Degree from Clemson University in 1973 and received further training at the Georgia Banking School in 1982. He graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. Mr. Blanton serves on the Board of Sacred Heart Cultural Center, Augusta Tomorrow Inc., Augusta State University Foundation, Historic Augusta Inc., The Georgia Trust for Historic Preservation, and the Southeastern Natural Sciences Academy. Mr. Blanton served as Chairman of Georgia Bankers Association in 2004-2005 and he currently serves on the American Bankers Association Community Bankers Council and on the Council’s Administrative Committee.

Warren A. Daniel (58) became a director of the Company with its formation in 1991 and has been a director of the Bank since July 1990. He serves as Chairman of the Company’s and Bank’s Compensation Committee. Mr. Daniel has been a Financial Representative for Northwestern Mutual Financial Network since 1978. He is also President of Group & Benefits Consultants, Inc. Prior to 1978, Mr. Daniel was a Loan Officer with SunTrust Bank in Augusta. He is a graduate of Richmond Academy in Augusta and received his Bachelor of Business Administration degree from the University of Georgia in 1970. Mr. Daniel’s professional designations include Chartered Life Underwriter and Chartered Financial Consultant. He currently serves as a director of Howard Lumber and is past Chairman of the Augusta Metro Chamber of Commerce and is active in other civic and business organizations.

Edward G. Meybohm (63) has served as Vice Chairman of the Company’s Board of Directors since its formation and is the Chairman of the Bank’s Board of Directors and the Asset/Liability and Investment Committee of the Bank’s Board. He has been the President of Meybohm Realty, Inc., a real estate brokerage firm, since 1977. Prior to 1977, Mr. Meybohm worked at Southern Finance Corporation, where he was employed since 1970. Mr. Meybohm, a native of Harlem, Georgia, received his Bachelor of Science degree in Education from Georgia Southern University in 1964. He served as a member of the Board of Directors of Georgia State Bank, Martinez, Georgia, from November 1983 through December 1985, when Georgia State Bank was acquired by Georgia Railroad Bank. Thereafter, Mr. Meybohm continued to serve on the Columbia County Advisory Board of Georgia Railroad Bank and its successor, First Union National Bank of Georgia, until his resignation in June 1988. Mr. Meybohm is past President of the Georgia Association of Realtors, a past Chairman of the Augusta Metro Chamber of Commerce, a past member of the Georgia State Board of Education, and active in other civic and business organizations.

Robert W. Pollard, Jr. (56) has been a director of the Company and the Bank since August, 1994. In April 1995, he was elected Chairman of the Board of the Company and Vice Chairman of the Bank. He also serves as Chairman of the Executive Committee of the Board. He is President of Pollard Lumber Company, Inc., a lumber manufacturer located in Appling, Georgia. He is a native of Appling, Georgia, and attended Harlem High School. He also attended the University of Georgia, receiving his Bachelor of Science degree in Forest Resources. Mr. Pollard has served on the Board of Directors of the Southeastern Lumber Manufacturers Association, the Georgia Forestry Association and as Chairman of the Southern Timber Council. He currently serves on the Board of Trustees of Westminster Schools and is a member and Deacon of Kiokee Baptist Church in Appling.

Larry S. Prather, Sr. (67) has been a director of the Company since November 2006 and a director of the Bank since January 1993, and was previously an organizer and member of the Board of Directors of FCS Financial Corporation and First Columbia Bank. He has been self-employed as the President and owner of Prather Construction Company, Inc., a utility and grading contractor, for over 30 years. A native of Columbia County, Mr. Prather has served as a member of the Columbia County Board of Education and as Chairman of the Columbia County Board of Commissioners. He is also a past Chairman of the Development Authority of Columbia County. Most recently, Mr. Prather has served on the West Lake Country Club Board for the past year. Mr. Prather is a graduate of Harlem High School and the University of Georgia where he received a B.S. degree in Business Administration.

Darrell R. Rains (50) has been Group Vice President and Chief Financial Officer of the Company and Bank since October 2005 and of the Thrift since its organization in August 2006. Mr. Rains served as Executive Vice President – Regional Financial Officer for Regions Bank from 1998-2005. In that capacity he was responsible for financial oversight and operational issues of eleven unit banks aggregating approximately $3.3 billion in assets in a geographic region covering North Carolina, South Carolina, Virginia and Central Savannah River Area portion of Georgia. From 1989-1998, Mr. Rains served as Executive Vice President and Chief Financial Officer for Palfed, Inc. and subsidiaries, including Palmetto Federal Savings Bank of South Carolina, FSB. In that capacity he was responsible for accounting, data processing, operations, treasury, and investor relations for the $700 million organization. He received his Bachelor of Science in Business Administration from the University of South Carolina – Aiken in 1979. He is a South Carolina licensed CPA, a member of the American Institute of CPAs, the South Carolina Association of CPAs, the Financial Managers Society and the SC Bankers Association where he serves on the Asset Liability Committee. Prior community activities include the United Way Board and Executive Committee, Habitat for Humanity Board and ACTS of Caring Clinic Board. He currently assists the Aiken Chapter of the American Heart Association in its fundraising efforts.

Randolph R. Smith, M.D. (62) has been a director and Secretary of the Company and Bank since each was organized and serves as Chairman of the Audit Committee of the Company’s Board. Dr. Smith is a specialist in plastic and reconstructive surgery and a member of the medical staff of University Hospital in Augusta, where he has served as Chief of Staff and is Chairman of University Health, Inc. He has practiced medicine in the Augusta area since 1978. Prior to that time, Dr. Smith served his residency at the Medical College of Georgia in Augusta and Duke University. He graduated from Richmond Academy in Augusta, received his Bachelor of Science Degree from Clemson University in 1966 and his M.D. degree from the Medical College of Georgia in 1970. Dr. Smith was awarded an honorary doctorate from Clemson in 1997 for his volunteer services in developing countries. Dr. Smith is an Augusta, Georgia native and is active in civic and professional associations and has received The Book of Golden Deeds Award from The Exchange Club of Augusta, The Paul Harris Fellowship award by the Rotary Club of Augusta, the Civic Endeavor Award by the Richmond County Medical Society and the Jack A. Raines Humanitarian Award presented by the Medical Association of Georgia for 1999. In 2001, Dr. Smith received the Pride in the Profession Award by the American Medical Association. Additionally, he was recognized by the city council of Nowy Sacz, Poland for years of service to Polish patients and education of Polish surgeons. He is past President of the Exchange Club of Augusta and previously served as Senior Warden at St. Paul’s Episcopal Church.

Ronald L. Thigpen (55) has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since October 1997, having joined the Company and the Bank as Chief Financial Officer upon the acquisition of FCS Financial Corporation in December 1992. He was elected to the Board of Directors of both the Company and the Bank in April, 1995. He has served on the Board of the Thrift since its organization in August 2006. He was previously employed as the President and Chief Executive Officer of FCS Financial Corporation and First Columbia Bank from January, 1991 to December 1992. From 1971 through 1990, Mr. Thigpen served First Union National Bank, and its predecessors Georgia Railroad Bank and Central Bank of Georgia, in a variety of positions in Augusta, Macon, and Columbus, Georgia. He received his Bachelor of Business Administration degree from Augusta State University in 1973 and is a 1980 graduate of the Graduate School of Retail Bank Management at the University of Virginia. He also graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. He is past Chairman of the Board of Directors of the Financial Managers Society, headquartered in Chicago, Illinois. He is a Board member of the Development Authority of Columbia County and is immediate past Chairman. He also serves as Chairman of the Board of Directors of the CSRA Alliance for Fort Gordon. Mr. Thigpen is a former Chairman of the Augusta Metro Chamber of Commerce. He is a member of the Georgia Bankers Association Risk Management Committee and the Hephzibah Agricultural Club. He is a member of Wesley United Methodist Church.

John W. Trulock, Jr. (61) has been a director of the Company and the Bank since April 1995. He was born in Thomasville, Georgia but raised in Augusta. He attended Augusta State University and is a graduate of the University of Georgia, Athens, Georgia. Mr. Trulock is an agent for Mass Mutual Financial Group and is President of ECP Benefits, LLC. Mr. Trulock is a past President of the Exchange Club of Augusta, the Augusta State University Alumni Association, Garden City Lions Club, and Boys Club of Augusta as well as past Chairman of the Augusta State University Foundation. He is a member of Covenant Presbyterian Church where he has served as Deacon, Elder, and Trustee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors has an Executive Committee, Audit Committee, and Compensation Committee. The full Board of Directors of the Company held 8 meetings and the Board of Directors of the Bank held 12 meetings during the year ended December 31, 2006. The Board of Directors of the Thrift held 9 meetings during the year. All of the directors of the Company attended at least 75% of such meetings and the meetings of each committee on which they served. The Company does not have a policy regarding director attendance at shareholders’ meetings. All of the Company’s directors then serving on the Board attended the 2006 Annual Meeting of Shareholders.

Executive Committee. The Executive Committee is responsible for making recommendations to the Board on a variety of matters. The Executive Committee’s members include: Robert W. Pollard, Jr., Chairman, R. Daniel Blanton, William J. Badger, Warren A. Daniel, Edward G. Meybohm, Randolph R. Smith, M.D. and Ronald L. Thigpen. The Executive Committee held 5 meetings during 2006.

Audit Committee. The Audit Committee meets, at a minimum, quarterly prior to the regular Bank Board meeting and functions as a joint committee of the Company and the Bank. Additional meetings are scheduled as needed to carry out its activities. The Audit Committee has the responsibility of reviewing the Company’s consolidated financial statements, evaluating accounting functions and internal controls, assuring compliance with and reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are properly performed. The Committee selects and oversees the Company’s independent auditors for the next fiscal year, pre-approves all audit and allowable non-audit fees, reviews and approves the internal auditors’ audit and internal controls program, and reviews with the independent auditors the results of the annual audit and management’s response thereto. Please see “Audit Committee Report” for additional information. Each member of the Audit Committee is independent pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 4200(a)(15) promulgated by the Nasdaq Stock Market. The Committee does not include an “audit committee financial expert,” as that term is defined in the Exchange Act regulations. The Board has considered the qualifications of the members and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter. As a result, the Board has determined that the absence of an audit committee financial expert will not adversely affect the Committee’s performance of its duties and responsibilities. Audit Committee members are Company directors Randolph R. Smith, M.D., Chairman, and William J. Badger, and Bank directors James G. Blanchard, Jr., W. Marshall Brown and Edward J. Tarver. The Audit Committee met 7 times during 2006.

Compensation Committee. The Compensation Committee establishes compensation programs and levels for the Chief Executive Officer and the Chief Operating Officer. The Committee also reviews and approves recommendations by the CEO and COO for compensation and incentive awards of the Chief Financial Officer and all other officers and managers of the Company. The Committee does not make decisions for other employees. This Committee also functions as a joint committee of both the Company and Bank’s Board of Directors. All of the members of the Committee are independent as determined by Nasdaq Stock Market standards. The Compensation Committee is comprised of Company directors Warren A. Daniel, Chairman, William J. Badger, Edward G. Meybohm and Randolph R. Smith, M.D. and Bank director W. Marshall Brown. The Compensation Committee held 6 meetings during 2006. See “Compensation Discussion and Analysis” and “Report of Compensation Committee” for additional information.

DIRECTOR COMPENSATION

Directors of the Company and the Bank who are not employees of the Company or the Bank receive a fee for their service on the Boards of the Company and the Bank equal to $300 for each such Board meeting attended. In addition, non-employee directors are paid a $300 fee for each Company or Bank Board committee meeting attended. The Chairman who presides over each respective meeting is paid a $400 fee (as opposed to $300) for each meeting Directors who are Company or Bank employees receive no compensation for their service on the Company and Bank Boards or their committees.

The following table sets forth the compensation paid by the Company and its subsidiaries to the Company’s directors who are not named in the Summary Compensation Table found elsewhere in this proxy statement. For information regarding the compensation of Messrs. Blanton and Thigpen, please see “Compensation Discussion and Analysis” and the related tables below.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
William J. Badger	$18,700	$0	$0	$0	$0	$0	$18,700
Warren A. Daniel	$16,200	$0	$0	$0	$0	$25,500	$41,700
Edward G. Meybohm	$16,200	$0	$0	$0	$0	$0	$16,200
Robert W. Pollard, Jr.	$13,700	$0	$0	$0	$0	$0	$13,700
Larry S. Prather, Sr.	$9,000	$0	$0	$0	$0	$0	$9,000
Randolph R. Smith	$10,000	$0	$0	$0	$0	$0	$10,000
John W. Trulock, Jr.	$8,400	$0	$0	$0	$0	$18,900	$27,300

(1)	Consists of commissions earned by the indicated directors on (i) bank-owned life insurance sales to the Bank by Northwestern Mutual Financial Network and MetLife/General American (in the case of Mr. Daniel) and by MetLife/General American (in the case of Mr. Trulock) and (ii) 401(k) plan commissions earned by Mr. Daniel through his affiliation with Principal Financial Group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee (the “Committee”) is responsible for making decisions to ensure that competitive and fair compensation is provided to the Company’s officers in order to recruit and retain quality personnel. The composition and independence of the Committee is discussed above under “Meetings and Committees of the Board of Directors—Compensation Committee.” This Compensation Discussion and Analysis reflects the Company’s executive compensation philosophy with respect to the Named Executive Officers (as defined and listed in the Summary Compensation Table below), as implemented by the Committee and ratified by the Company’s Board of Directors.

Responsibility and Process. Policy and decision-making authority relating to compensation of the Company’s executives rests with the Committee, which may not delegate its authority. No officers of the Company sit on the Committee, nor do any officers have a role in determining executive compensation except that the Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) make recommendations for compensation of the Chief Financial Officer (“CFO”) individually and for all other officers and managers as a group. The Committee reports its decisions to the full Board, but its decisions are not subject to full Board approval. The Committee does not have a charter and generally meets 6-8 times per year or as needed to perform its duties. The Committee formally reviews the compensation paid to executive officers prior to their initial hire and thereafter in January or February of each year. The Committee also negotiates the terms of the executive contracts referred to in “Employment Agreements and Post-Termination Payments” below.

Since 2003, the Committee has engaged the consulting firm Executive Benefits Specialists, LLC of Birmingham, Alabama (“EBS”) to provide annual comparisons of total compensation of the CEO and COO to that of CEOs and executive officers of a peer group of holding companies. The peer group may change from year to year and is generally jointly determined by the Committee and EBS. The Committee uses this data to compare annual compensation of the CEO and COO to the annual compensation of CEOs and executive officers in the peer group. See “Determination of Amounts of Compensation” below.

As part of its decision making process in setting 2006 compensation, the Committee compared the Company’s performance and executive compensation to a peer group of similarly situated banking organizations in the Southeast. The peer group was designed to include publicly held Southeastern banks with (1) total assets between $700 million and $1.7 billion in 2005 (2) 8% or higher positive return on average equity for the last 3 years and (3) similar market area demographics to Augusta, GA, unless there was an otherwise compelling reason to include the bank in question. The banks in the Company’s peer group consisted of: Security Bank Corporation, BancTrust Financial Group, Inc., Colony Bankcorp, FNB Corp, Pinnacle Financial Partners, Inc., LSB Bancshares, Inc., Peoples Bancorp of North Carolina and Savannah Bancorp.

The Committee compared the Company’s financial performance with that of the peer group described above in the areas of return on average equity, five year total shareholder return, trailing 12 months price to earnings ratio, efficiency ratio, market price to book value, and annual increases in earnings per share and consolidated earnings. The Committee did not use this comparison to set specific elements of compensation, but rather to evaluate generally management’s overall performance as evidenced in the areas described above. For example, the Committee would be reluctant to increase any element of compensation if the Company ranked consistently at or near the bottom of the peer group in all categories. For 2006, the Company ranked 1st in the peer group in price-to-book ratio, 2nd in price-to-earnings and return on average equity, 4th in five-year shareholder return, 5th in efficiency ratio and 8th in earnings and earnings per share percent increases. As a result, the Committee determined that the Company’s overall performance was in line with its peer group.

Objectives. The Committee oversees an integrated compensation program having several elements as discussed below. With respect to each element of executive compensation, the Committee has the objectives of providing the Company, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while maximizing shareholder value. Its general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals, and provide incentives to retain executives through retirement income and employment contracts, all as described in more detail in the discussion of the individual elements of compensation below.

What the Compensation Program is Designed to Reward. The executive compensation programs for the CEO and COO are designed to reward: (1) long term appreciation of share price, (2) current financial performance related to attaining and exceeding budget, (3) setting and executing the strategic direction of the Company in terms of growth and expansion, (4) satisfactory achievement of compliance with regulations, financial reporting and regulatory examinations, and (5) building and maintaining a positive reputation of the Company as a community oriented bank. The primary objectives for the CFO in 2006 included, among other things, improvement in the Sarbanes-Oxley process for the Company and the management of the regulatory approval process for obtaining the charter for the Thrift. The remainder of this Compensation Discussion and Analysis describes how the various elements of compensation support these objectives.

Elements of Compensation. The elements of compensation currently used by the Committee are: (1) base salary, (2) long-term incentive plan (option awards), (3) non-equity incentive plan compensation (bonuses), (4) non-qualified defined benefit plan (retirement benefits), (5) employment and change in control contracts and (6) matching contributions under the Company’s non-discriminatory 401(k) plan. The Company pays each of these elements because it believes each element contributes to a balanced and fair compensation program. The amount, relative proportion of, and basis for each element of compensation is presented in the Summary Compensation Table and discussed in more detail below.

Base Salary and Bonus. For the peer group described above, the Committee reviews annual compensation of the CEO, the COO, and an average between the CEO and COO (the “Combination Group”). For this purpose, “annual compensation” consists of base salary plus bonus, excluding estimated change of control payments, retirement payments, other long-term compensation and perks. In general, the Committee’s goal is to provide the CEO and COO with a combined salary and bonus approximating the average combined levels for their counterparts in the peer group. Mr. Blanton’s combined salary and bonus is compared to the average CEO salary and bonus in the peer group and Mr. Thigpen’s combined salary and bonus is compared to the average Combined Group salary and bonus in the peer group. No such data was used in determining the compensation for the CFO.

For 2006, Mr. Blanton’s combined salary and target bonus payment was $328,050, which was slightly below the average 2005 peer group CEO combined salary and bonus payment of $363,439. His 2006 salary was set at $243,000, as compared to the average peer group CEO salary of $258,606, and his target bonus payment was $85,050, as compared to the average peer group CEO bonus payment of $104,833.

Mr. Thigpen’s combined salary and target bonus payment was $301,050, which was approximately the same as the average 2005 combined group salary and bonus payment for the peer group of $304,791. His 2006 salary was set at $223,000, as compared to the average combined group salary of $212,900, and his target bonus payment was $78,050, as compared to the average combined group bonus payment of $91,891.

The Committee did not allocate the salary and bonus amounts for Mr. Blanton or Thigpen pursuant to any specific formula, although the target bonus amounts represent percentages of base salary as more specifically described in “Non-Equity Incentive Plan Compensation” below. In setting base salary and target bonus payments for 2006, the Committee used its subjective judgment, with a general goal of remaining generally consistent with relative allocations and amounts determined in prior years. In cases in which the salary or bonus was below the average for the peer group, the Committee believed the difference was acceptable based on its subjective awareness of prevailing salary and bonus levels for similarly situated executives in the Augusta, Georgia area and on the Bank’s relatively low asset size as compared to the other peer group members.

The Committee did not use the peer group data in setting compensation for the CFO. The CFO was hired in October of 2005 at a base salary that was understood to be effective through 2006 and was based on the Committee’s subjective determination as to competitive rates within the Bank’s market area for similarly situated executives. Mr. Rains’ target bonus, like that of Messrs. Blanton and Thigpen, represented a percentage of his base salary as set forth in “Non-Equity Incentive Plan Compensation” below.

Equity Awards. The Committee did not grant any equity awards to the Named Executive Officers in 2006. The Committee’s general philosophy in providing such awards is that cumulatively Mr. Blanton’s and Mr. Thigpen’s benefits under the Non-Qualified Defined Benefit Plan should provide post-retirement income representing approximately 30-40% of their projected cash compensation (consisting of salary and bonus) at age 65. The Committee does not make formal calculations in this regard, but does consider generally each executive’s prospective benefits under the Non-Qualified Defined Benefit Plan, together with the number and terms of his then outstanding equity awards (see the “Outstanding Equity Awards at Fiscal Year End” table), in determining whether additional equity awards would be appropriate. This is because the Committee views options, SARs and similar equity awards as long-term compensation.

Messrs. Blanton and Thigpen will each have a retirement benefit commencing at age 65 equal to $180,000 per year. These payments represent 40% of a $450,000 combined salary and bonus payment at age 65. After considering these factors and the number and terms of the equity incentives previously granted to Messrs. Blanton and Thigpen as set forth in the “Outstanding Equity Awards at Fiscal Year End” table, the Committee concluded that additional equity awards to Messrs. Blanton and Thigpen were not necessary in 2006. For Mr. Rains, the Committee noted that while his $36,000 retirement benefit under the Non-Qualified Defined Benefit Plan is lower than the benefit payable to Messrs. Blanton and Thigpen, he had received a grant of stock options in 2005 that, in the Committee’s subjective view, provided an appropriate continuing long-term incentive that did not necessitate an additional grant in 2006.

When the Committee does grant options, it typically does so when a new executive is hired and thereafter in January or February of each year as part of the annual performance review process. It considers recommendations from the CEO and COO as to awards for all recipients other than the CEO and COO and acts on its own as to these two executives. Exercise prices are set at fair market value on the date of grant as evidenced by the closing price of the common stock on the trading day prior to the Committee’s action. The Committee does not specifically time grants to coincide with, precede or follow earnings announcements by the Company.

Non-Equity Incentive Plan Compensation. Since 1997, the Company has employed an annual cash performance incentive program for officers and key managers. The Company utilizes cash incentives to better align pay with individual and Company performance and make a larger proportion of cash compensation variable and oriented toward attainment of budgeted results. For the CEO and COO, the incentive is based totally on financial objectives established at the beginning of each year. The CFO’s award is based 75% on the same financial objectives and 25% based on agreed upon goals and objectives relating to the performance of the finance department and the CFO’s achievement of individual performance goals relating to the Sarbanes-Oxley process and the successful management of the regulatory approval process for the Thrift. This philosophy assists in overall better control of expenses associated with salary increases by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance.

Awards for the plan are dependent on the Company attaining a performance minimum for net income. The Company needs to achieve this performance minimum in order for any payments to be made, and the Committee establishes this target at a level that is below budget but that still requires disciplined execution to achieve. Once the incentives have been attained, payments to Messrs. Blanton, Thigpen and Rains are based on the Company’s attainment of specified objectives in net earnings, efficiency ratio, return on average equity and asset quality. Each category is assigned a relative weight, with net earnings being weighted at 40%, asset quality being weighted at 10% and each of the other categories being weighted at 25%. If the Company achieves its budgeted goal in a given category, Messrs. Blanton, Thigpen and Rains receive a bonus payment of 35% of base salary, while achievement of a specified above-budget amount in a given category results in the payment of the maximum bonus opportunity of 50% of base salary for Messrs. Blanton and Thigpen and 45% for Mr. Rains, weighted in each case as described above. The plan also provides for a $25,000 additional bonus to Messrs. Blanton and Thigpen if the maximum net earnings target is met. The budgeted amounts reflect increased performance requirements as compared to prior years and are not intended to be easy to reach, while the maximum amounts are intended to be difficult, but not impossible, to attain. Upon approval by the Committee, the awards are paid to the executives within 75 days after year end. The “Grants of Plan-Based Awards” table below shows the target and maximum awards established for 2006.

In 2006, the Company exceeded the budgeted objectives but did not attain the specified amount above budget to pay the maximum bonus opportunity to the named executives. As a result, the following incentive bonuses were earned for 2006: $113,457 for Mr. Blanton, $104,119 for Mr. Thigpen and $57,485 for Mr. Rains, representing 46.69%, 46.69% and 41.96% of base salary respectively.

For 2007, the Committee has approved an annual cash incentive plan that is structured as described above, with new higher performance target amounts. It has also approved a $30,000 cash incentive for each of Messrs. Blanton and Thigpen, payable upon the Company’s achievement of a specified net earnings goal.

Nonqualified Defined Benefit Plan. On October 1, 2000, the Bank established its Non-Qualified Defined Benefit Plan, which generally provides to selected executives periodic monthly cash payments upon attainment of retirement age. The Committee concluded that a retirement benefit was necessary in order to attract and retain key executives and senior management and to provide an incentive for long-term employment with the Company. Accordingly, the Committee established a target annual retirement benefit under the Non-Qualified Defined Benefit Plan designed to approach 30-40% of total annual cash compensation consisting of salary and bonus at the time of retirement at age 65 to executives and senior management who had made and were expected to make significant long term contributions to the growth and financial performance of the Company and its subsidiaries.

The Bank has entered into Executive Salary Continuation and Participation Agreements under the Non-Qualified Defined Benefit Plan with Mr. Blanton, Mr. Thigpen and Mr. Rains. Under the terms of the Agreements, upon retirement at or after age 65, Mr. Blanton, Mr. Thigpen and Mr. Rains will receive monthly payments of $15,000, $15,000 and $3,000 respectively, each for a period of 240 consecutive months. These payments represent annual benefits of $180,000 for Messrs. Blanton and Thigpen and $36,000 for Mr. Rains. In the event of a change of control, the full benefit vests for Messrs. Blanton and Thigpen. In the event that any payments remain payable to the executive officer at the time of his death, the remaining payments will be paid to his surviving spouse, beneficiary or estate.

Payments will be reduced in the event the employee retires before the age of 65 based upon the length of service after date of the agreement. Messrs. Blanton (age 57) and Thigpen (age 55) are both eligible for early retirement, and their salary continuation agreements provide for the following vesting schedules for early retirement benefits beginning in 2007:

Year	Vested Benefit
2007	108,000
2008	126,000
2009	144,000
2010	162,000
2011	168,000
2012	174,000
2013 and after	180,000

In the case of Messrs. Blanton and Thigpen, unreduced payments must be made to the executive commencing at age 65 if his employment is involuntarily terminated without cause. If Mr. Rains is involuntarily terminated without cause after he has been employed for at least 15 years from the date of his agreement (October 1, 2005), his benefit payment commencing at age 65 will be unreduced, while such termination prior to the expiration of 15 years of service results in a decrease in his annual vested benefit in increments of $2,400 for each year preceding the 15-year point. For example, if Mr. Rains were involuntarily terminated between October 1, 2006 and September 30, 2007, his vested annual benefit would be $2,400, while involuntary termination in the following 12-month period would result in a vested annual benefit of $4,800.

Death or disability benefits are payable if the executive dies or becomes disabled prior to age 65, with benefits varying based upon the date of death or disability, but are in all events less than the dollar amounts that would be paid at retirement at age 65. See the “Potential Payments Upon Termination or Change in Control” table below for the death and disability benefits currently payable to the Named Executive Officers.

Additionally, each agreement prohibits the executives from entering into competition with the Bank during the term of the agreement. In certain circumstances, if the executive breaches the non-compete either before or after receipt of benefits under the agreement, the Bank shall have the option to terminate the Executive’s right to receive benefits.

Employment Agreements and Post-Termination Payments. In order to attract, retain and enhance the continuity of management, the Committee determined that it was appropriate to provide certain protections to the executive officers in the event of a change of control and other events. Accordingly, the Company entered into employment contracts with R. Daniel Blanton and Ronald L. Thigpen on January 1, 2000 and renewed them on December 21, 2006. and entered into a Change in Control Agreement with Darrell R. Rains on January 3, 2006. The Committee approved the terms of the employment contracts. Each employment contract for each respective executive provides the following terms and conditions of employment:

Employment Agreement with Mr. Blanton. On December 21, 2006, the Company renewed the Employment Agreement of Mr. Blanton, President and Chief Executive Officer of the Company, which was originally entered into January 1, 2000. The Employment Agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. The base salary is set by the Committee annually. During 2006, the Company paid Mr. Blanton a base salary of $243,000 under this agreement and will pay him a base salary of $255,000 for 2007.

Pursuant to the Employment Agreement, Mr. Blanton is also entitled to an annual incentive award in an amount to be determined by the Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Employment Agreement), Mr. Blanton will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. See the “Potential Payments Upon Termination or Change in Control Table” below. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment, with the approximate amount of such payment (based upon the stated assumptions) being reflected in the “Potential Payments Upon Termination or Change in Control” table below.

In the event that Mr. Blanton’s employment is terminated as a result of his death or permanent disability, the Company will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Blanton’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) he will be entitled to continue to receive his base salary for the longer of two years or the remaining term of the Agreement. He will also be entitled to continuing medical coverage during such period, at the Company’s expense. See the “Potential Payments Upon Termination or Change in Control” table below. If, following a change in control, Mr. Blanton is (i) required to relocate a distance greater than 50 miles, (ii) required to accept a reduction in his “total annual compensation” (as defined in the Employment Agreement), or (iii) is required to perform duties or occupy a position other than that described in the Employment Agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation and medical insurance benefits for a period equal to the greater of two years or the remaining term of the Employment Agreement. The Employment Agreement provides that upon termination of employment, for the longer of 24 months or the remaining term of the agreement, Mr. Blanton will not compete with the Bank within a 25 mile radius of the principal office of the Bank and will not solicit, divert or hire away to any competing business any person employed by the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.

Employment Agreement with Mr. Thigpen. On December 21, 2006, the Company also renewed the Employment Agreement with Mr. Thigpen, which was originally entered into January 1, 2000. The Employment Agreement is for a term of three years and is renewable annually for additional terms of three years each upon approval of the Committee. The base salary is set by the Committee annually. During 2006, the Company paid Mr. Thigpen a base salary of $223,000 under this agreement and will pay him a base salary of $235,000 for 2007.

Pursuant to the Employment Agreement, Mr. Thigpen is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Employment Agreement), Mr. Thigpen will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. See the “Potential Payments Upon Termination or Change in Control Table” below. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment”, with the approximate amount of such payment (based upon the stated assumptions) being reflected in the “Potential Payments Upon Termination or Change in Control” table below.

In the event that Mr. Thigpen’s employment is terminated as a result of his death or permanent disability, the Company will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Thigpen’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) he will be entitled to continue to receive his base salary for the longer of two years, or the remaining term of the Agreement. He will also be entitled to continuing medical coverage during such period, at the Company’s expense. If, following a change in control, Mr. Thigpen is (i) required to relocate a distance greater than 50 miles, (ii) required to accept a reduction in his “total annual compensation” (as defined in the

Employment Agreement), or (iii) is required to perform duties or occupy a position other than that described in the Employment Agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation and medical insurance benefits for a period equal to the greater of two years or the remaining term of the Employment Agreement. The Employment Agreement states that upon termination for the longer of 24 months or the remaining term of the agreement, Mr. Thigpen will not compete with the Bank within a 25 mile radius of the principal office of the Bank and will not solicit, divert or hire away to any competing business any person employed by the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.

Change in Control Agreement with Mr. Rains. The Bank is a party to a Change in Control Agreement with Mr. Rains dated January 3, 2006. If a change in control of the Company or the Bank occurs and the executive leaves the employment of the Bank within 24 months following the change in control as a result of his involuntary termination or for “good reason” (as defined in the agreement), then Mr. Rains shall receive a lump sum payment of two times the sum of (i) his annual base salary in effect at the time of the termination of employment and (ii) the largest annual bonus amount paid within the three calendar years preceding the change in control. The compensation which might be paid to pursuant to a change in control, based upon current compensation, is outlined in the “Potential Payments Upon Termination or a Change in Control” table below. Upon termination for any reason, Mr. Rains will be subject to a non-compete and non-solicitation agreement for 12 months, which shall prevent him (except on behalf of or with the written consent of the Bank) from working in any in capacity which involves duties or responsibilities similar to those undertaken for the Bank, from engaging in any business which is the same as or essentially the same as the business of the Company or from soliciting customers or employees of the Bank.

The “Potential Payments Upon Termination or Change in Control” table shown below sets forth the payments that each of the Named Executive Officers would be estimated to receive under the various scenarios described above, based on the following assumptions:

•	Change in control effective December 31, 2006, with post-change in control termination or resignation with good reason being effective in 2007.

•	Voluntary resignation, death or disability in 2007.

•	Combined salaries and bonuses in the following amounts:

	2007	2006	2005	2004
Mr. Blanton	368,457	383,000	315,312	307,500
Mr. Thigpen	339,119	353,000	287,376	277,500
Mr. Rains	202,485	152,413	43,632	Not applicable

•

For the 280G gross-up payments, the calculations assume that all payments are subject to a full gross-up, a federal income tax rate of 35.0% (net of deduction for state taxes), 6.0% state tax and 1.45% Medicare tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Termination w/o Cause or for Good Reason without change in control	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason after change in control	Single Trigger Change in Control
R. Daniel Blanton—	Employment Contract (1)	$510,000	$0	$127,500	$127,500	$736,914	$670,541
Director, President and Chief	Salary Continuation Agreement - 2001	$2,400,000	$1,440,000	$1,000,000	$1,000,000	*	$2,400,000
Executive Officer	Salary Continuation Agreement - 2003	$1,200,000	$360,000	$360,000	$360,000	*	$1,200,000
	Stock Option Agreements	fully vested in 2006	fully vested in 2006			fully vested in 2006
	Health Care Benefits Continuation	$31,680				$31,680
	280G gross up payments					*	$521,703

Ronald L. Thigpen—	Employment Contract (1)	$470,000	$0	$117,500	$117,500	$678,238	$611,917
Director, Executive Vice President and	Salary Continuation Agreement - 2001	$2,400,000	$1,440,000	$1,000,000	$1,000,000	*	$2,400,000
Chief Operating Officer	Salary Continuation Agreement - 2003	$1,200,000	$360,000	$360,000	$360,000	*	$1,200,000
	Stock Option Agreements	fully vested in 2006	fully vested in 2006			fully vested in 2006
	Health Care Benefits Continuation	$26,479				$26,479
	280G gross up payments					*	$492,127

Darrell R. Rains—
Group Vice President and Chief	Salary Continuation Agreement - 2003	$48,000	$0	$48,000	$48,000	*	$720,000
Financial Officer	Stock Option Agreement(2)	$0	$0	$119,447	$119,447	$0	$119,447

*	Once a change in control has occurred, the executive receives the full retirement benefit (payable commencing at age 65) and 280G gross-up payment, regardless of whether he continues or terminates his employment thereafter.
(1)	Termination without cause results in payment over the remaining term of the agreement or 24 months, whichever is greater. The amount presented reflects payment over 24 months.
(2)	Represents unamortized expense for options at December 31, 2006.

$1 Million Deduction Limit

At this time, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Compensation Committee has not established a policy regarding this limit.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management, and, based on such discussion, has recommended to the Board that the Discussion and Analysis be included in this proxy statement.

Submitted by the members of the Compensation Committee:

Warren A. Daniel, Chairman	Edward G. Meybohm
W. Marshall Brown	William J. Badger
Randolph R. Smith, M.D.

Summary Compensation Table.

Listed below is the total compensation paid by the Company and its subsidiaries during 2006 to the named person(s) for their respective services in all capacities, specifically setting forth the compensation to the President & CEO (who is also the Company’s Principal Executive Officer), the Executive Vice President and Chief Operating Officer, and the Chief Financial Officer (who is also the Company’s Principal Financial Officer) (collectively, the “Named Executive Officers.”). The Board has designated these individuals as the Company’s executive officers for purposes of the filing and disclosure requirements promulgated under the Securities Act of 1934, as amended, including but not limited to the filing of reports under Section 16 of such Act.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($ ) (3)	All Other Compensation ($) (4)	Total ($)
R. Daniel Blanton—Director, President and Chief Executive Officer	2006	$243,000	$0	None	$140,370	$113,457	$105,787	$11,000	$613,614

Ronald L. Thigpen—	2006	$223,000	$0	None	$140,370	$104,119	$98,867	$11,000	$577,356
Director, Executive Vice President and Chief
Operating Officer

Darrell R. Rains—	2006	$137,000	$0	None	$31,160	$57,485	$14,184	$1,870	$241,699
Group Vice President and Chief Financial Officer

(1)	Although the Named Executive Officers did not receive stock options during 2006, the Company is required to report amounts recognized as expense for financial statement purposes in accordance with FAS 123(R) for stock options granted in prior years that vested in 2006. For the same reason, this also includes the final payment of stock appreciation rights granted in prior years for Mr. Blanton and Mr. Thigpen in the amount of $13,279 each.
(2)	Non-Equity Incentive Plan awards are cash payments earned for 2006 based upon the attainment of performance targets communicated to the executives at the beginning of that year. See “Compensation Discussion and Analysis-Non-Equity Incentive Plan Compensation.”
(3)	Represents the change in the actuarial present value of the accumulated benefit under the Non-Qualified Defined Benefit Plan, as reported in the “Pension Benefits” table. See “Compensation Discussion and Analysis—Non-Qualified Defined Benefit Plan.”
(4)	Represents the annual ‘401(k) matching contribution of the Company in the amount of $11,000 for Messrs. Blanton and Thigpen and $1,870 for Mr. Rains.

Grants of Plan-Based Awards

The following table shows the threshold, target (budget) and maximum payments available to the Named Executive Officers under the Non-Equity Incentive Plan for 2006. See “Summary Compensation Table-Non-Equity Incentive Plan Compensation” for amounts earned for 2006 and paid in 2007. See “Compensation Discussion and Analysis—Non-Equity Incentive Plan” for a description of the terms of and reasons for the plan.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Daniel Blanton—	2006	$0	$85,050	$146,500	$0	$0	$0	$0	$0	$0	$0
Director, President
and Chief Executive Officer

Ronald L. Thigpen— Director, Executive Vice President and Chief Operating Officer	2006	$0	$78,050	$136,500	$0	$0	$0	$0	$0	$0	$0

Darrell R. Rains—Group Vice President and Chief Financial Officer	2006	$0	$47,950	$61,650	$0	$0	$0	$0	$0	$0	$0

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards (all of which are incentive stock options granted under the Southeastern Bank Financial Corporation 2000 Long Term Incentive Plan) held by the Named Executive Officers at December 31, 2006. The Compensation Committee approved the grants of incentive stock options described below.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercised
R. Daniel Blanton—Director, President and Chief Executive Officer	7,040 3,961 8,000	— — —	— — —	$ $ $	15.046 19.318 26.300	1/29/2012 1/28/2013 10/15/2013	— — —	— — —	— — —	— — —

Ronald L. Thigpen—Director, Executive Vice President and Chief Operating Officer	6,325 17,600 6,600 8,000	— — — —	— — — —	$ $ $ $	13.300 15.046 19.318 26.300	6/13/2011 1/29/2012 1/28/2013 10/15/2013	— — — —	— — — —	— — — —	— — — —

Darrell R. Rains—Group Vice President and Chief Financial Officer	2,000	8,000	—		$42.000	11/2/2015	—	—	—	—

(1)	All options granted are incentive stock options and are exercisable equally over a five-year vesting period beginning on the date of the grant (November 2, 2005 in the case of Mr. Rains). All options become immediately exercisable in the event of a change in control of the Company. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. As a result, the date of grant for the indicated options is 10 years prior to its expiration date.
(2)	Exercise price is the fair market value on the date of grant.

Option Exercises and Stock Vested

The following table sets forth the options that were exercised by the Named Executive Officers during 2006. No stock awards were outstanding or vested during 2006.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)	(#)	($)

R. Daniel Blanton —Director, President and Chief Executive Officer	None	None	None	None

Ronald L. Thigpen —Director, Executive Vice President and Chief Operating Officer	4,975	$156,044	None	None

Darrell R. Rains —Group Vice President and Chief Financial Officer	None	None	None	None

(1)	Mr. Thigpen exercised options for 4,975 shares on July 24, 2006 at a price of $9.63. The market value on date of exercise was $41.00. Value realized is market value of shares at time of exercise less cost to exercise.

Pension Benefits

The following table shows the present value of accumulated benefits as of December 31, 2006 for the Named Executive Officers under the plans indicated below and as further described in “Compensation Discussion and Analysis—Nonqualified Defined Benefit Pension Plan.” The present value assumes normal retirement age (65) and an interest rate of 7.0%. These plans also provide for payments in the event of a change of control as further described in “Compensation Discussion and Analysis—Potential Payments Upon Termination or Change of Control.”

2006 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. Daniel Blanton—Director,	Non-Qualified	7	$469,280	None
President and Chief Executive	Defined Benefit
Officer	Plan - 01-01-2001

	Non-Qualified	4	$178,412	None
	Defined Benefit
	Plan - 10-15-2003

Ronald L. Thigpen—Director,	Non-Qualified	7	$438,580	None
Executive Vice President and	Defined Benefit
Chief Operating Officer	Plan - 01-01-2001

	Non-Qualified	4	$166,741	None
	Defined Benefit
	Plan - 10-15-2003

Darrell R. Rains—Group Vice	Non-Qualified	2	$29,361	None
President and Chief Financial	Defined Benefit
Officer	Plan - 10-01-2005

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2007, with respect to the Company’s directors, the executive officers named in the Summary Compensation Table, shareholders known to the Company to own 5% or more of the Company’s common stock, and all current directors and executive officers of the Company as a group. Percentage calculations are based on 5,433,614 shares issued and outstanding. An asterisk (*) indicates ownership of less than one percent of the outstanding common stock.

Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of common stock set forth opposite their names. Where noted, exercisable options for executives are included in the number of shares beneficially owned.

Name and Address	Position(s) with the Company (1)	Number of Shares Beneficially Owned		Percentage of Ownership
William J. Badger	Director	69,758	(2)	1.28%

R. Daniel Blanton 3530 Wheeler Road Augusta, Georgia 30909	Director, President and Chief Executive Officer	435,077	(3)	8.00%

Warren A. Daniel	Director	29,558	(4)	*

Edward G. Meybohm	Vice Chairman of the Board of the Company and Chairman of the Board of the Bank	258,432	(5)	4.76%

Robert W. Pollard, Jr. 5863 Washington Road Appling, Georgia 30802	Chairman of the Board of the Company, Vice Chairman of the Board of the Bank	448,527	(6)	8.25%

Larry S. Prather, Sr.	Director	41,700	(7)	*

Darrell R. Rains	Group Vice President and Chief Financial Officer	8,500	(8)	*

Randolph R. Smith, MD 1348 Walton Way Suite 6300 Augusta, Georgia 30901	Director	276,130	(9)	5.08%

Ronald L. Thigpen	Director, Executive Vice President and Chief Operating Officer	69,408	(10)	1.27%

John W. Trulock, Jr.	Director	3,188		*

All current executive officers and directors as a group (10 persons)		1,640,278	(11)	30.18%

Other Beneficial Owners of Greater than 5% of the Company’s Common Stock

RWP, Sr., Enterprises, LLLP 925,220 5863 Washington Road Appling, GA 30802		925,220		17.02%

Levi A. Pollard 369,388 (12) 3310 Scotts Ferry Road Appling, Georgia 30802		369,388	(12)	6.79%

*	Represents less than one percent of the outstanding shares.
1.	See “Election of Directors” for information regarding positions with the Bank and the Thrift.
2.	Includes 7,462 shares held in Mr. Badger’s IRA and 2,124 shares held by Mrs. Badger and 1,333 shares pledged as collateral.
3.	Includes 1,430 shares held in Mr. Blanton’s IRA, 185,858 shares held by Mr. Blanton’s wife, 6,852 shares held jointly with Mr. Blanton’s wife, 94,544 shares held in trust by Mr. Blanton’s wife as trustee for their minor children, 1,281 held in Mr. Blanton’s name as custodian for children, 9,494 shares held in Mr. Blanton’s children’s name and 19,001 shares in exercisable options. Also includes 9,687 shares pledged as collateral.
4.	Includes 7,790 shares held in Mr. Daniel’s IRA.
5.	Includes 61,574 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary.
6.	Includes 4,060 shares held by Mr. Pollard’s wife, 144,245 shares held in trust for their minor children, 3,224 shares held by Mr. Pollard’s children.
7.	Includes 400 shares owned in a partnership.
8.	Includes 2,000 shares in exercisable options.
9.	Includes 72,240 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary
10.	Includes 12,530 shares held in Mr. Thigpen’s IRA, exercisable options for 38,525 shares and 18,353 shares held jointly with Mr. Thigpen’s wife.
11.	Includes 59,526 shares subject to exercisable options
12.	Includes 45,094 shares held in trust for Mr. Pollard’s children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have had, and expect to have in the future, banking and other business transactions in the ordinary course of business with directors and officers of the Company and Bank and their related interests, including corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not and will not involve more than the normal risk of collection nor present other unfavorable features to the Company or the Bank.

Loans outstanding to officers, directors and affiliates totaled $20,247,000 and aggregated 25.7% of the Company’s shareholders’ equity at December 31, 2006. Deposit accounts with officers, directors and affiliates of the Company and the Bank totaled $11,177,000 at December 31, 2006.

The Company’s Board of Directors has adopted a policy regarding approval of related party transactions. This policy augments, but does not replace, the regulatory requirements for review and approval of affiliate transactions under Regulation O and the Company’s loan policy.

Under the policy, a “Related Party Transaction” is a transaction, arrangement or relationship in which the Company (or a subsidiary) and a related party (as defined below) participate and in which the amount involved exceeds $100,000. A “Related Party” is a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing persons, or any business entity in which any of these persons is employed as a general partner, principal or similar position or holds at least a 5% beneficial ownership interest.

Directors, director nominees, executive officers and 5% shareholders are required to submit to the Company’s Chief Financial Officer a list showing his or her immediate family members, employer, significant business interests and charitable or nonprofit organizations with which he or she is directly involved.

The following types of Related Party Transactions will be deemed to be pre-approved by the Audit Committee:

•	employment of executive officers if their compensation is required under SEC rules to be reported in the Company’s annual proxy statement.

•	director compensation if it is required under SEC rules to be reported in the Company’s annual proxy statement.

•

transactions with other companies with which a Related Party’s only relationship is as a director, non-executive officer employee, or less than 10% shareholder so long as the aggregate amount involved does not exceed the greater of $100,000 or a significant percentage of that company’s total annual revenues.

•

charitable contributions to an entity with which a Related Party’s only relationship is as a director or non-executive officer employee so long as the aggregate amount involved does not exceed the lesser of $100,000 or a significant percentage of the organization’s total annual receipts.

•	bank depositary services.

•	transactions in which all shareholders receive proportional benefits.

Before entering into the Related Party Transaction, the Related Party or person at the Company responsible for the potential transaction must notify the Chief Financial Officer of the material facts and circumstances of the proposed transaction. The Chief Financial Officer will then determine whether the transaction is a Related Party Transaction to which standing pre-approval applies. If it is, the transaction will be deemed approved. If it is not, the Chief Financial Officer will submit it to the Audit Committee for approval at its next meeting or to the Audit

Committee Chair, who is authorized to act on requests requiring earlier approval. The Audit Committee or Chair will consider the relevant facts and circumstances, including the benefits to the Company, impact on director independence, terms of the transaction and the terms available to unrelated third parties generally, in determining whether to approve the transaction. The Audit Committee or Chair may also ratify Related Party Transactions that were not previously approved or ratified under the policy and is required to review, during the first quarter of each fiscal year, all previously approved or ratified related party transactions that are then ongoing.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of five directors, each of whom is independent as such term is defined by Rule 4200 (a) (15) of the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached as Appendix A. Dr. Smith and Mr. Badger are members of the Company’s Board of Directors and Messrs. Blanchard, Brown and Tarver are members of the Bank’s Board of Directors.

Management is responsible for establishing and maintaining effective internal controls over financial reporting in conformity with accounting principles generally accepted in the United States of America as well as certifying that the consolidated financial statements present fairly in all material respects, the financial condition results of operations and cash flows of the Company. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s consolidated financial statements as of and for the year ended December 31, 2006. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee has also reviewed Management’s Report on Internal Control over Financial Reporting. That report reflects the conclusion of Management that internal controls over financial reporting as of December 31, 2006 was effective. In its meeting with the independent accountants; the Audit Committee discussed and accepted their report which contained the opinion that the Company maintained effective internal control over financial reporting as of December 31, 2006.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

Randolph R. Smith, M.D., Chairman	William J. Badger	James G. Blanchard, Jr.
W. Marshall Brown	Edward J. Tarver

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file reports of initial ownership of the Company’s Common Stock and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2006, all filing requirements applicable to its executive officers, directors, and owners of more than ten percent of the Company’s Common Stock were complied with in a timely manner.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Chizek and Company LLC , Brentwood, Tennessee, acted as the Company’s principal independent certified public accountants for the fiscal year ended December 31, 2006. The Board of Directors knows of no direct or material indirect financial interest by Crowe Chizek and Company LLC in the Company or of any connection between Crowe Chizek and Company LLC and the Company, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

The following table sets forth the fees billed to the Bank for the fiscal years ended December 31, 2005 and 2006 by Crowe Chizek and Company LLC:

	2005	2006
Audit Fees	$190,880	$288,199
Audit-Related Fees	$12,020	$13,000
Tax Fees	$12,899	$17,070
All Other Fees	$33,753	$82,936
Total Fees	$249,552	$401,205

For 2005 and 2006, audit related fees were for a full scope annual audit of the Bank’s 401(k) plan. Tax fees were for services related to the preparations of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments. In 2006, all other fees were for compensation consulting, Sarbanes-Oxley compliance improvement project, and FAS 123R consulting. In 2005, all other fees were for non-executive compensation and mortgage derivative consulting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Crowe Chizek and Company LLC for the fiscal year ending December 31, 2006. The Audit Committee has determined that the services rendered and the fees billed for the year ended December 31, 2006 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of Crowe Chizek and Company LLC as the Company’s independent accountants.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Director Nominations

The full Board of Directors evaluates and nominates the members of the Board of Directors. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers, and shareholders of the Company, and professionals in the financial services and other industries. Similarly, the Board does not prescribe any qualifications or skills that a nominee must possess, although it considers the potential nominee’s current and past employment and business experience; (ii) his or her experience and position with the Company and in the banking industry generally; (iii) if applicable, his or her record of service on the Company’s Board of Directors; (iv) his or her wisdom, integrity and ability to make analytical inquiries; (v) his or her profile in the communities served by the Company; and (vi) his or her commitment to, and availability for, service as a director of the Company. Current directors independent of management are: William J. Badger, Warren A. Daniel, Edward G. Meybohm, Larry S. Prather, Sr., Randolph R. Smith, M.D. and John W. Trulock, Jr.

The Board will consider shareholder nominations for directors that are made in writing and delivered in accordance with Section 3.8 of the Company’s Bylaws. Under our Bylaws, such nominations must state: (1) the proposed nominee’s name, age and business and residence addresses; (2) the proposed nominee’s principal business or occupation during the past five years; (3) the proposed nominee’s affiliation with or material interest in any person or entity having an interest materially adverse to the Company, and (4) a sworn or certified statement of the shareholder that the proposed nominee has consented to being nominated and that the shareholder believes that the proposed nominee would stand for election and would serve if elected. Section 3.8 of our Bylaws also requires that the notice of the nomination be submitted in writing to the Secretary of the Company at its principal office (currently located at 3530 Wheeler Road, Augusta, Georgia 30909) no later than 14 days before the annual meeting of shareholders or five days after notice of the meeting has been mailed, whichever is later. For the 2007 Meeting, nominations will be due on or before April 11, 2007. Nominations not made in accordance with this procedure may be discarded by the chair of the meeting at which the election is to be held, although the chair may also waive all or any part of these requirements for good cause shown.

Shareholder Proposals

To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to November 24, 2007 for the next year’s annual meeting. The persons named as proxies in the Company’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 3530 Wheeler Road, Augusta, Georgia, 30909. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint and discharge the Company’s independent auditors.

•	Pre-approve all audit and allowable non-audit fees.

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Ensure the independence and oversee the performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of Rule 4200 of the National Association of Securities Dealers listing standards. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee if such a committee has been constituted. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.	Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited consolidated financial statements prior to filing or distribution. Review should include discussion of significant accounting principles, practices and judgments with management and independent auditors.

3.	In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting process and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.	Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly consolidated financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee. The Audit Committee shall review the independence and performance of the auditors and appoint the independent auditors or discharge the auditors when circumstances warrant.

6.	The Committee shall pre-approve the audit and permissible non-audit fees to be paid to the independent auditors. The following activities may not be performed by the independent auditors contemporaneously with the audit: (1) bookkeeping or other services related to the accounting records or financial statements of the Company; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources; (7) broker or dealer, investment adviser, or investment banking services; (8) legal services and expert services unrelated to the audit; and (9) any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

7.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.	The Committee shall ensure that the independent auditors provide the Committee with timely reports for their review regarding critical accounting policies and practices; all alternative treatments of financial information within GAAP that have been discussed with management, the effects of using such alternatives and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management.

9.	Determine the audit scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

10.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

11.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and other matters required under Independence Standards Board Standard No. 1.

Internal Audit Department and Legal Compliance

12.	Review the audit plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

13.	Review the appointment, performance, and replacement of the senior internal audit executive.

14.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

15.	On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

16.	Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

17.	Review financial and accounting personnel succession planning within the Company.

18.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

19.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing laws, as the Committee or the Board deems necessary or appropriate.

20.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

EXAMPLE REPORTS OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of five directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the chatter is attached to this Proxy Statement as Appendix _______.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

/s/ Dr. Randolph R Smith, Chairman
Mr. William J. Badger Mr. James G. Blanchard, Jr. Mr. W. Marshall Brown Mr. Edward J. Tarver

SOUTHEASTERN BANK FINANCIAL CORPORATION

3530 Wheeler Road

Augusta, Georgia 30909

PROXY SOLICITED BY

THE BOARD OF DIRECTORS OF SOUTHEASTERN BANK FINANCIAL CORPORATION

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2007

The undersigned hereby appoints J. Pierce Blanchard, Jr. and Tom C. McLaughlin, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the 2007 Annual Meeting of Shareholders of Southeastern Bank Financial Corporation to be held at 4:00 p.m., on April 25, 2007 at the Cotton Exchange Office, 32 Eighth Street, Augusta, Georgia, or at any adjournment thereof.

(1)	Election of Directors:

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY TO VOTE
(except as marked to the contrary)	for all nominees listed below:

William J. Badger	Edward G. Meybohm, Sr.	Randolph R. Smith, M.D.
R. Daniel Blanton	Robert W. Pollard, Jr.	Ronald L. Thigpen
Warren A. Daniel	Larry S. Prather, Sr.	John W. Trulock, Jr.

(Instruction: To withhold authority to vote for any individual nominee(s), strike a line through the name(s) of such nominee(s))

CONTINUED ON REVERSE

(2)	In their discretion, upon such other matters as may properly come before the meeting and of which the Company does not receive adequate notice prior to the Annual Meeting.

This proxy will be voted in accordance with the direction of the undersigned as marked. If no direction is given, this proxy will be voted “FOR” the nominees listed above, and in the discretion of the proxies as described in clause (2) above.

Dated:___________________________________, 2007

_____________________________________

_____________________________________ Signature(s) of Shareholder

Please sign exactly as name appears hereon. If shares are held jointly each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return in the enclosed postpaid envelope.